Exhibit 99

FOR IMMEDIATE RELEASE
Contacts: Target Media Hotline, (612) 696-3400, press@target.com

Target Appoints Former 7-Eleven CEO to Board of Directors

•Joe DePinto will join Target’s Board of Directors on Aug. 1 and serve on Infrastructure & Finance and Audit & Risk committees.
•DePinto adds expertise in operations, loyalty, fresh food and omnichannel capabilities as the company charts its next chapter of growth under CEO Michael Fiddelke.

MINNEAPOLIS, July 22, 2026 / PRNewswire / — Target Corporation (NYSE: TGT) announced the election of Joe DePinto, former president and chief executive officer of 7-Eleven, Inc., to its Board of Directors. The appointment is another step Target is taking to accelerate its enterprise strategy and fuel new growth under CEO Michael Fiddelke.

“At Target, we’re leading with merchandising authority, elevating the guest experience, accelerating technology and strengthening our team and communities to pave a new path of growth,” said Fiddelke. “Joe has spent his career relentlessly focused on the customer, empowering teams and delivering operational excellence. His perspective and experience in retail, with a particular emphasis in food and digital commerce, will be a tremendous asset to our Board as we continue building momentum against our strategy.”

DePinto brings more than three decades of leadership experience across retail and consumer products, having led the world's largest convenience retailer through significant expansion, digital innovation and evolving consumer preferences. During his tenure, 7-Eleven, Inc. accelerated investments in omnichannel capabilities, loyalty programs and fresh food offerings while growing its store footprint and strengthening its position as a leading convenience retailer.

DePinto has also held leadership roles at PepsiCo and GameStop and brings public company governance expertise from boards including Brinker International, Jo-Ann Stores and OfficeMax.

“We’re continually focused on ensuring the Board brings together the expertise and perspectives that align with the company’s strategic priorities,” added Christine Leahy,

Lead Independent Director of Target’s Board of Directors. “Joe’s extensive experience leading growth and omnichannel innovation across retail and consumer businesses will be a valuable addition to our Board as we help guide Target’s long-term success.”

About Target
Target Corporation brings together style, design and value to offer a distinct assortment and elevated shopping experience across more than 2,000 U.S. stores and online. Powered by more than 400,000 team members, Target serves millions of families each week and invests in the communities where they live and work to support growth and opportunity for all.

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